Exhibit 2.2
ARTICLES OF MERGER
OF
CASTLE BRANDS INC.,
a Delaware corporation,
with and into
CASTLE BRANDS (FLORIDA) INC.,
a Florida corporation.
Dated as of February 8, 2010
     Pursuant to and in accordance with the provisions of Section 607.1105 of the Florida Business Corporation Act, CASTLE BRANDS INC., a Delaware corporation (“Castle”), and CASTLE BRANDS (FLORIDA) INC., a Florida corporation (the “Surviving Corporation”), do hereby adopt these Articles of Merger (these “Articles”) for the purpose of merging Castle with and into the Surviving Corporation (the “Merger”).
1.	Plan of Merger. That certain Agreement and Plan of Merger (the “Plan”), dated as of February 9, 2010 is attached hereto as Exhibit A.
2.	Effective Date. The effective date of the Merger shall be the later of the filing of these Articles (or the Delaware equivalent of these Articles, as applicable) with (i) the Department of State of the State of Florida and (ii) the Secretary of State of the State of Delaware.
3.	Date of Plan Adoption. The sole shareholder of the Surviving Corporation adopted the Plan on February 9, 2010 and the stockholders of Castle adopted the Plan on February 4, 2010.
4.	Counterparts; Facsimile Signatures. These Articles may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one document. Facsimile signatures shall be deemed originals for all purposes of these Articles.
[Signatures follow on next page]

     IN WITNESS WHEREOF, the undersigned have executed these Articles as of the date first set forth above.

Castle Brands Inc.
By:	/s/ Alfred J. Small
	Name:	Alfred J. Small
	Title:	Senior Vice President and Chief Financial Officer

Castle Brands (Florida) Inc.
By:	/s/ Alfred J. Small
	Name:	Alfred J. Small
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Articles of Merger